Exhibit 99.1

NEWS RELEASE

HECLA EXCEEDS 2022 SILVER PRODUCTION GUIDANCE

10% increase in silver production over 2021; Keno Hill expected to produce more than 2.5 million ounces in 2023

FOR IMMEDIATE RELEASE

January 11, 2023

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced its preliminary silver and gold production for the fourth quarter and full year 2022 and certain estimates for the Keno Hill mine for 2023.1

HIGHLIGHTS

Annual

•	Silver production of 14.2 million ounces, Hecla’s second highest, was an increase of 10% over last year driven by a 24% increase at Lucky Friday and a 5% increase at Greens Creek

•	As expected, gold production decreased 13% to 175,807 ounces as Nevada production ended

•	12% increase in lead production; zinc production unchanged from 2021

•	Keno Hill development on schedule with production planned to start in the third quarter of 2023, ramping-up to an expected 440 tons per day (tpd) by year end

Quarter (compared to 3rd Quarter 2022)

•	3% increase in silver and 2% decrease in gold production

•	Lucky Friday silver production increased 14%

•	Casa Berardi gold production decreased 8%

•	Lead production increased 7%; zinc production unchanged

“Hecla is the fastest growing silver producer with a 40% increase in production since 2018. This sustainable growth is due to the continued strong performance of Greens Creek and dramatically higher production from Lucky Friday,” said Phillips S. Baker, Jr., President and CEO. “Greens Creek had record throughput in the fourth quarter and Lucky Friday’s production was driven by higher grades and the innovative Underhand Closed Bench mining method.”

Baker continued, “In 2023, with Keno Hill expected to produce more than 2.5 million ounces of silver, Hecla could achieve as much as 17 million ounces of silver production, which reaches our production goal a year earlier than planned and would make Hecla the largest silver producer not only in the United States but also in Canada. With silver’s growing use in the solar industry and the focus on clean and green energy, this is an exciting time to be the leading silver producer in the world’s best jurisdictions.”

OPERATIONS

Greens Creek

The Greens Creek mine produced 9.7 million ounces of silver and 48,217 ounces of gold in 2022. Fourth quarter production was 2.4 million ounces of silver and 12,990 ounces of gold. The mill achieved a new throughput record of 2,502 tpd in the fourth quarter. Annual silver and gold production increased by approximately 5% over 2021 due to increased mill throughput. Fourth quarter silver production was in line with the third quarter of 2022 while gold production increased by 14% due to higher milled grades. For the year, the mill operated at an average of 2,415 tpd in 2022.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com	1

Lucky Friday

At the Lucky Friday Mine, 4.4 million and 1.2 million ounces of silver were produced in 2022 and the fourth quarter, respectively. Silver production increase of 24% year over year was attributable to an 11% increase in mill throughput and 12% higher grades. Silver production increased 14% in the fourth quarter compared to the third quarter of 2022 due to higher grades. The mine achieved multiple milestones in 2022 with record mined tons, and record mill throughput of 978 tpd in the mine’s 80-year history.

Casa Berardi

The Casa Berardi mine produced 127,590 and 30,709 ounces of gold in 2022 and the fourth quarter, respectively. Gold production declined by 5% over the prior year due to lower grades as ore sourced from the pits accounted for a higher percentage of the mill feed, partially offset by higher throughput and recoveries. Fourth quarter gold production was 8% lower compared to the third quarter of 2022 due to lower milled grades. The mill operated at an average of 4,353 tpd in 2022, an increase of 4% over the prior year, and achieved yet another throughput record of 4,468 tpd in the fourth quarter of 2022.

Keno Hill

At the Keno Hill mine, development remains on schedule and the mine is expected to commence production in the third quarter of 2023 with a phased ramp up projected to reach 440 tpd by the end of the year. Ramp-up and development costs from January 2023 until full production is achieved are forecast at $35 - $40 million. 2023 silver production is forecast to be more than 2.5 million ounces and is expected to come from the Bermingham and Flame & Moth deposits.

PRODUCTION SUMMARY

	Fourth Quarter December 31, 2022	Third Quarter September 30, 2022		Twelve Months Ended December 31, 2022 2021(3)
Production			Increase/ (Decrease)			Increase/ (Decrease)
Silver (oz)	3,663,434	3,549,392	3%	14,182,987	12,887,239	10%
Gold (oz)	43,699	44,747	(2)%	175,807	201,326	(13)%
Lead (tons)	12,456	11,601	7%	48,250	43,011	12%
Zinc (tons)	15,892	15,859	—	63,463	63,617	—
Greens Creek – Silver (oz)	2,433,275	2,468,279	(1)%	9,741,935	9,243,222	5%
Greens Creek – Gold (oz)	12,990	11,412	14%	48,217	46,089	5%
Lucky Friday – Silver (oz)	1,224,199	1,074,230	14%	4,412,763	3,564,127	24%
Casa Berardi – Gold (oz)	30,709	33,335	(8)%	127,590	134,510	(5)%

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on the respective average annual metal prices as follows: $21.75 for Ag, $1,800.80 for Au, $0.98 for Pb, and $1.58 for Zn.
(3)	2021 gold production doesn’t foot because Nevada operations are not listed in the table; Nevada operations were placed on care & maintenance in 2022.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com	2

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company’s fourth quarter and full year 2022 operating results contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported fourth quarter and full year 2022 results are subject to management’s final review as well as review by the Company’s independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Statements made or information provided in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, and “forward-looking information” within the meaning of Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) Keno Hill will achieve complete ramp-up in 2023 and production will exceed 2.5 million ounces and (ii) the Company has the potential to be the largest silver producer in the U.S. and Canada. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain price assumptions for gold, silver, lead and zinc; (v) prices for key supplies being approximately consistent with current levels; (vi) the accuracy of our current mineral reserve and mineral resource estimates; (vii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (viii) sufficient workforce is available and trained to perform assigned tasks; (ix) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (x) relations with interested parties, including Native Americans, remain productive; and (xi) factors do not arise that reduce available cash balances.

In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company’s 2021 Form 10-K filed on February 22, 2022, and Form 10-Q filed on August 5, 2022 for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Anvita M. Patil

Vice President – Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com	3